Exhibit 3.1

ACLARION, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The following recital and resolution was duly adopted by the board of directors (the “Board of Directors”) of Aclarion, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) on February 16, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.00001 per share, which is designated as “Series A Preferred Stock,” with the rights, preferences, privileges and restrictions set forth therein.

WHEREAS, the amended and restated certificate of incorporation of the Corporation (as amended, the “Certificate of Incorporation”), authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”), issuable from time to time in one or more series, and further provides that the Board of Directors is expressly authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine the rights (including, but not limited to, voting rights), preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized and established by the Board of Directors and is hereby designated as “Series A Preferred Stock”, (ii) the Board of Directors hereby authorizes one (1) share of Series A Preferred Stock for issuance and (iii) the Board of Directors hereby fixes the voting powers, designations, preferences, limitations, restrictions and relative rights of such share of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to all series of the Preferred Stock, as set forth in this certificate of designation (the “Certificate of Designation”).

1.       Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series A Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be one (1). The share of Series A Preferred Stock shall have a par value of $0.00001 per share and will be uncertificated and represented in book-entry form.

2.       Dividends and Other Distributions. The holder of Series A Preferred Stock, as such, shall not be entitled to receive dividends or other distributions of any kind.

3.       Voting Rights. Except as otherwise mandated by applicable law, the holder of the share of Series A Preferred Stock shall have only the following voting rights:

3.1       Each outstanding share of Series A Preferred Stock shall have 15,000,000 votes, and shall vote together with the outstanding shares of the Corporation’s common stock, par value $0.00001 per share (the “Common Stock”), as a single class exclusively with respect to the Reverse Stock Split (as defined herein) and shall not be entitled to vote on any other matter. For the avoidance of doubt, no holder of the outstanding share of Series A Preferred Stock, as such, shall have any right to vote on any other matter as to which any holder of the Corporation’s capital stock would be entitled to vote (except to the extent required under the DGCL). As used herein, the term “Reverse Stock Split” means any proposal to approve a reclassification or combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such proposal, together with any ancillary or administrative matters necessary or advisable in connection with the implementation of such reclassification or combination.

3.2       The share of Series A Preferred Stock shall be voted, without action by the holder, on the Reverse Stock Split in the same proportion as shares of Common Stock are voted (excluding any shares of Common Stock that are not voted) on the Reverse Stock Split.

4.       Rank; Liquidation. The Series A Preferred Stock shall have no rights as to any distribution of assets of the Corporation for any reason, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

1

5.       Transfer. The Series A Preferred Stock may not be Transferred (as defined herein) at any time prior to stockholder approval of the Reverse Stock Split without the prior written consent of the Corporation, which consent must be approved in advance by a duly adopted resolution of the Board of Directors. “Transferred” means, directly or indirectly, whether by merger, consolidation, share exchange, division, or otherwise, the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of the share of Series A Preferred Stock (or any right, title or interest thereto or therein) or any agreement, arrangement or understanding (whether or not in writing) to take any of the foregoing actions.

6.       Redemption.

6.1       The outstanding shares of Series A Preferred Stock shall be redeemed in whole, but not in part (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective at any date and time specified by the Board of Directors in its sole discretion, or (ii) automatically and effective immediately after the effectiveness of the Reverse Stock Split (any such redemption pursuant to this Section 6.1, the “Redemption”). As used herein, the “Redemption Time” shall mean the effective time of the Redemption.

6.2       The consideration payable for the outstanding share of Series A Preferred Stock redeemed in the Redemption shall be an amount equal to $1,000 in cash (the “Redemption Price”), payable at the Redemption Time.

6.3       From and after the time at which the share of Series A Preferred Stock is called for Redemption (whether automatically or otherwise) in accordance with Section 6.1, such share of Series A Preferred Stock shall cease to be outstanding, and the only right of the former holder of such share of Series A Preferred Stock, as such, will be to receive the applicable Redemption Price. The share of Series A Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall be automatically retired and restored to the status of an authorized but unissued shares of Preferred Stock, effective immediately after such Redemption. Notice of a meeting of the Corporation’s stockholders for the submission to such stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of the Redemption of the share of Series A Preferred Stock and result in the automatic Redemption of the share of Series A Preferred Stock at the Redemption Time pursuant to Section 6.1 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the Redemption of the share of Series A Preferred Stock and shall continue to keep such funds apart for such payment through the payment of the price for the Redemption of such share.

7.       Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, Aclarion, Inc. has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 16th day of February, 2023.

ACLARION, INC.

By: /s/ John Lorbiecki

Name: John Lorbiecki

Title: Chief Financial Officer

3